Exhibit 10.10

Service Agreement

Martin Blackburn
(“The Employee”)
and
Rackspace Limited
Unit 5 Millington Road
Hyde Park Hayes
Middlesex
UB3 4AZ
(“The Company”)

AGREED TERMS
1    Interpretation
1.1    Definitions
Board means the board of directors of the Company including any committee of the Board duly appointed by it.
Bonus Scheme means the Company’s discretionary corporate bonus scheme.
Contract means this service agreement between the Company and the Employee.
Confidential Information means information relating to the Company that is not generally known to the trade, and includes without limitation information relating to products, trade methods or secrets, research and development, inventions, marketing, customers, employees, orders and shipments, business plans and financial data.
Customer or Prospective Customer means any current or past customer who has engaged the Company in the 12 months preceding the Termination Date and with whom the Employee had material dealings or responsibility in that time, or a prospective customer with whom the Company was in the process of negotiation with a view to doing business and where the Employee was involved in or responsible for those negotiations in the 12 months prior to the Termination Date.
Employee Handbook means ‘The Rackspace Way Employee Handbook’ applicable in the United Kingdom.
Garden Leave means any period during which the Company has exercised its rights under clause 11.
Intellectual Property shall mean all inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, discoveries, proprietary information, trademarks, trade mark applications, trade names, websites, internet domain names, logos, art work, slogans, know-how, technical information, trade secrets, processes, designs (whether or not registerable and whether or not design rights subsist in them), works in which copyright may subsist (including computer software and preparatory and design materials), rights and all forms of protection of a similar nature having equivalent effect anywhere in the world.
Restricted Business means any business that sells managed dedicated or cloud computing services substantially similar to those services provided by the Company, including but not limited to (i) professional advisory services for the migration, deployment or management of cloud technologies; (ii) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet; (iii) hosted or managed email, storage, collaboration, compute, virtual networking, applications, and similar services, or (iv) any related IT services or products substantially similar to the Company’s products or services.

Restricted Employee means a senior employee or a skilled technical employee within the Company with whom you have substantially worked in the 12 months prior to the Termination Date and who could damage the legitimate business interests of the Company if working for or with a competitor of the Company.
Termination Date means the effective date on which your employment with the Company comes to an end.
1.2    The Company provides the Employee (also referred to as “you” or “your”) with this Contract, which governs your employment with the Company. This Contract complies with the Company’s duty under Section 1 of the Employment Rights Act 1996 to provide written particulars of the terms of employment. Save where otherwise indicated, this Contract forms the basis of your terms of employment with the Company.
1.3    On joining you will be given access to the Employee Handbook. The Employee Handbook does not form part of your Contract.
1.4    The Company may assign your Contract to any of its group companies on no less than the same or similar terms and conditions as set out in this Contract.
2    Commencement of Employment and Terms of Appointment
2.1    Your Contract commences on December 1, 2019.
2.2    No employment with any previous employer will count towards your continuous period of employment with this Company. This offer of employment is conditional on and subject to satisfactory vetting and background checks. The level of screening is dependent on the role you perform, accordingly, should your role change, further background screening may be required.
3    Job Title and Duties and Location
3.1    You are employed as Managing Director – EMEA and details of your duties and tasks will be discussed with you. Further duties will be allocated to you at the discretion of the Company as appropriate with your grade and title.
3.2    It is a condition of this Contract that you hold the professional licenses and qualifications necessary to perform your duties and should continue to hold such qualification throughout the duration of your Contract with the Company. You must notify the Company immediately if you cease holding such qualification or are subject to any investigation or inquiry that may affect you holding such qualification.

3.3    Your normal place of work will be at Unit 5, Millington Road, Hyde Park Hayes, Middlesex UB3 4AZ. However, as dictated by the nature of your job, you may be required to travel within the UK or abroad to perform your duties.
4    Hours of Work
4.1    Normal office hours are between 8.30 am to 5.30 pm, Monday to Friday, with one hour for lunch. A reasonable amount of overtime may be expected to be worked as dictated by internal or customer requirements or as directed by the Company, for which there will be no additional payment.
4.2    You and the Company each agree that the nature of your position is such that your working time cannot be measured and, accordingly, that the Contract falls within the scope of regulation 20 of the Working Time Regulations 1998.

4.3    Individual discretionary payments may be made on the basis of additional duties performed above and beyond a reasonable expectation. Where such payment is made on one occasion this does not guarantee a right to a payment on any subsequent occasion.
5    Probationary Period
You are not subject to a probationary period unless a benefits plan includes a separate non-discretionary requirement for benefits eligibility, in which case the probationary period will be narrowly limited to the terms of the benefits plan. For the sake of clarity, you will be eligible for life assurance, pension, and medical benefits (including medical benefits for your family) on your first day of employment.
6    Remuneration and Allowances
6.1    This position carries a base salary of £435,000 per annum gross, payable in twelve (12) equal instalments, pro-rated and paid in arrears directly into a nominated UK Bank or Building Society account of your choice on or around the 25th of each month. Payments will be made after normal tax, national insurance and other relevant deductions.
6.2    The Company may deduct from salary or other payments due to you any sums owed by you to the Company.
6.3    Your salary shall be reviewed by the Company annually, the first such review to take place during the annual compensation cycle. We are under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Contract.
6.4    Beginning 1 January 2020, you are eligible to participate in the Company’s Bonus Scheme pursuant to which you will have the opportunity to earn an on-target bonus of 70% of your base salary per annum. The award of any bonus under the Bonus Scheme is subject to management’s absolute discretion and the level of any bonus and the operation of the Bonus Scheme can be changed at any time by the Company. The Company reserves the right to vary, discontinue or withdraw the Bonus Scheme in the future without prior notice and/or any compensation to you. If the Company makes a bonus payment in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years.
You are also eligible for an annual sales performance bonus based on sales related objectives to be determined in the reasonable discretion of Company and subject to the applicable commissions plans. If the bonus is earned, it will be paid at the same time as the annual Bonus Scheme which follows year-end financial reconciliations in Q1 of the following calendar year.
6.4.1    Notwithstanding the foregoing, you shall in any event have no entitlement to be considered for or to receive any bonus if your employment terminates for any reason and/or if you have served or received notice of the termination of your employment on or prior to the date when a bonus might otherwise have been payable.
6.5    You are eligible to participate in the Company’s flexible benefits plan. This gives you flexibility in the combination of remuneration and benefits you receive. Further details are available from HR.
6.6    The Company will pay you a monthly stipend of £830 for a car lease.
7    Holidays
7.1    The Company’s holiday year runs from 1 January to 31 December. You are entitled to 25 days’ annual holiday, in addition to the normal public and bank holidays in England and Wales.
7.2    Following one full year of service, you will accrue one extra “health” day per year up to a maximum of five additional days. Your holiday entitlement in your first and last year will be pro- rated. The full holiday policy is set out in the Employee Handbook.
7.3    You shall not be entitled to payment in lieu of accrued but untaken holiday except on termination of this Contract. Where you have taken in excess of the holiday entitlement accrued at termination, the Company reserves the right to deduct from final salary or any other sums due to the Employee holiday pay for holiday taken in excess of your entitlement.

7.4    If either party has served notice to terminate the Contract, we may require you to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.
8    Pension
8.1    A Group Personal Pension is available to all Company employees upon commencement of employment. The Company will contribute up to 10% of your basic salary. Where you are eligible for auto- enrolment, the Company shall automatically enrol you into the scheme setting your contribution at the minimum level required to meet the total employer/employee pension contribution levels as specified by law from time to time.

8.2    You will receive information about the scheme provider and details on employee contributions levels as well as whether you can opt out of the scheme or increase/decrease your contributions. Your membership is subject to the rules of the scheme (as may be amended from time to time). Further details are available from HR.
9    Health and Benefits
9.1    Private medical insurance is available to you to select beginning on the first day of employment. You will have the option to extend this cover to your dependants, should you wish to do so.
9.2    Life cover is currently provided as a core benefit and you will be covered from your first day in employment.
9.3    Permanent health insurance will be provided as a core benefit beginning on your first day of employment subject to the terms of the scheme from time to time in force.
9.4    Full details of the benefits that the Company offers can be found in the benefits booklet available from HR.
10    Termination and Notice Periods
10.1    Your Contract is for an indefinite period but subject to written notice by you or the Company depending on your length of service, as detailed below:
Notice By Company: 12 months
Notice By You: 12 weeks
10.2    Notwithstanding the above, the Company reserves the right to terminate your employment with immediate effect at any time by making a payment in lieu of base salary for all or part of the notice period.
10.3    The Company may also terminate the Contract with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination).
10.4    On termination of your employment, for any reason, you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by us in which you may participate except for any applicable equity grant documents between the parties.
11    Garden Leave
Where notice is served by the Company in accordance with clause 10 above, the Company may elect to place you on Garden Leave for all or part of the notice period. The Company will be under no obligation to provide work to you during this time. However, you will:
11.1    remain bound by the terms of this Contract including continuing duties of good faith and fidelity;

11.2    be contactable at all times during normal business hours (except during holidays in the normal way);
11.3    not contact any clients, customers, suppliers or employees, contractors or workers (unless specifically authorised by the Company) of the Company and will remain away from the Company’s premises;

11.4    continue to receive basic salary and contractual benefits in the usual way subject to the terms of any benefit policies.
12    Sickness Absence and Absence Notification
12.1    Full details of the sickness, absence and notification policy is available in the Employee Handbook.
12.2    The Company’s rights to terminate employment under the terms of this agreement apply even when such termination would or might cause you to forfeit any entitlement to company sick pay or permanent health insurance or other benefits.
13    Disciplinary and Grievance Procedures
13.1    Full details of the disciplinary and grievance procedures are contained within the Employee Handbook.
13.2    The Company may suspend you from all or part of his or her duties in order to investigate a disciplinary matter. This will be for a duration no longer than necessary in order to complete any investigation involving the Employee.
14    Post-termination Obligations
14.1    To protect the Company’s legitimate business interests and connections to which you have access as a result of your employment with the Company, you agree that you shall not directly or indirectly on your own account or for the benefit of a third party either during your employment or for a period of 12 months after the Termination Date:
14.1.1    solicit Restricted Business away from the Company, transact or handle Restricted Business from any Customer or Prospective Customer; or
14.1.2    otherwise deal with, approach, canvass or endeavour to solicit or entice away from the Company any Customer or Prospective Customer; or
14.1.3    induce or seek to induce any Restricted Employee to leave his or her employment with the Company where the departure of such Restricted Employee is intended to be for: (i) your benefit or (ii) the benefit of a third party, whether that third party is your new employer or any other firm, company or person carrying on Restricted Business;

14.1.4    be engaged or involved in any capacity with any business concern that is or intends to be in competition with the Restricted Business of the Company;
14.1.5    at any time after the Termination Date, represent yourself as connected with the Company in any capacity, other than as a former employee, or use any registered business names or trading names associated with us.
14.2    The above restrictions set out at clause 14.1 shall not prevent you from holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.
14.3    Any period of restriction in this clause 14 shall be reduced by any period that you are placed on Garden Leave immediately before the Termination Date.
14.4    In the event that you receive an offer to be involved in a business concern during the Contract, or before the expiry of the last of the covenants of this clause 14, you shall immediately give the person making the offer a copy of these restrictions and shall tell us the identity of that person as soon as possible.
14.5    Each of the restrictions in this clause 14 are intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective and enforceable.
15    Confidential Information
15.1    During the period of employment with the Company or at any time thereafter, you will not make any improper use of nor disclose any Confidential Information.

15.2    This clause must be read in conjunction with the Employee Handbook and the Company’s policies and procedures on confidentiality. Upon commencement of your employment with the Company, you will be provided with Company intranet access where you can obtain a copy of these policies and procedures with which you should familiarise yourself.
16    Entitlement to Work in the United Kingdom (UK)
You warrant and undertake that you are entitled to work for the Company in the UK and will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company. The Company may dismiss you without notice (or making a payment in lieu of notice) if you cease to be entitled to work for the Company in the UK. You agree you will promptly provide original documentary evidence of your entitlement to live and work in the UK if so requested by the Company.
17    Intellectual Property
17.1    In this clause, Intellectual Property shall be as defined in clause 1.1 above.

17.2    Subject to the provisions of the Copyright, Designs and Patents Act 1988, the Patents Act 1977, and the Registered Designs Act 1949, if at any time in the course of, or in connection with your employment under this Contract, you make or discover or participate in the making or discovery of any Intellectual Property directly or indirectly relating to or capable of being used in the business carried out by the Company full details of the Intellectual Property shall immediately be disclosed in writing by you to the Company and the Intellectual Property rights subsisting (or which may subsist in the future) shall automatically vest in the Company. To the extent that they do not vest automatically, you hold them in trust for us. You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in this clause.
17.3    At the request and expense of the Company, you shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage (as decided by the Company), and shall execute all documents and do all things necessary or in the opinion of the Company desirable for obtaining patents or other protection of Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.
17.4    You irrevocably appoint us to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for us to obtain for ourselves or our nominee the full benefit of this clause 17. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.
18    Data Protection
18.1.    For the purposes of this clause 18, “personal data” and “sensitive personal data” mean personal data and sensitive personal data as those terms are defined in the Data Protection Act 2018 as amended from time to time.
18.2    There will be various situations in which the Company has a legitimate interest in processing personal data about you, for example, legal, personnel, administrative and/or management purposes and to the processing of any sensitive personal data relating to your employment with the Company, including:
(a)    information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work;
(b)    your racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and
(c)    information relating to the commission or alleged commission by you of any offence, and any criminal proceedings in which you have been involved or in order to satisfy compliance, regulatory or legal requirements and obligations to third parties.

18.3    The Company may make the data described in this clause 18 available to any of its group companies, to a third party managing an outsourced function such as payroll, background screening, or benefits (such as pension, health care and insurance bodies), or to a third party where the Company believes it is appropriate to comply with the law, to enforce its legal rights and/or to protect the rights and safety of others. Where such data is provided to third parties, it will only be shared to the extent reasonably necessary for those third parties to perform their functions and the third parties will not be authorised to use the data for any other purpose or function.
18.4    Guidelines of legitimate purposes for processing your personal data can be found on the Company’s website under “Rackspace Personal Data Protection Policy” and other associated guidelines and policies. These include transfer of your personal data to:
(a)    those third parties described at sub-clause 18.3; and
(b)    any group company, including any group company outside of the European Economic Area.
18.5    You agree to comply with data protection legislation when handling personal data or sensitive personal data, as appropriate, in the course of your employment with the Company in line with these guidelines and policies.
18.6    This clause 18 should be read in conjunction with the Employee Handbook, including the disciplinary policy, which will apply in the event of a breach of data protection requirements as specified in the Company guidelines and policies., You will be provided with Company intranet access where you can obtain and familiarise yourself with what is expected with respect to compliance with data protection laws.
19    Outside Interests
19.1    Subject to clause 19.2 during the Contract you shall not, except as our representative or with the Company’s prior written approval, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation). You may serve on boards of other companies subject to the written approval of the General Counsel of Company and such approval will not be unreasonably withheld.
19.2    Notwithstanding clause 19.1, you may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or any group company.
19.3    You agree to disclose to us any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may, in our reasonable opinion, be considered to interfere, conflict or compete with the proper performance of your obligations under this Contract.

20    Other
20.1    From time to time, the Company will need to alter your terms and conditions of employment in order, for example, to take account of latest “best practice” or new employment legislation. If there are any subsequent contractual changes after commencing employment with the Company, you will be notified in writing.
20.2    You will abide by the Company’s policies and procedures, rules, guidelines and regulations as may be established or amended from time to time at its sole discretion and in such manner as appropriate, including but not limited to the Employee Handbook, circulars, electronic emails, memorandums, staff manuals and the Company’s intranet.
20.3    There is no collective agreement that directly affects your employment with the Company.
20.4    This Contract is governed by and construed in accordance with the laws of England and Wales and each party agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any claim or dispute arising out of or in connection with this Contract.

Signed for and on behalf of Rackspace Limited:

/s/ Christopher Rosas	November 1, 2019
Date
Acceptance Routine
You are required to confirm your acceptance of the Contract of Employment Offer by completing the information below and signing both of the original copies of the Contract provided and returning one copy to the HR team. You are advised to retain the other copy for your own records.
I acknowledge receipt of the Contract and access to the Employee Handbook. I agree to read and abide by the Employee Handbook. I agree to abide by the terms and conditions of the Contract.

/s/ M. Blackburn	1st November 2019
Martin Blackburn	Date